ASB Bancorp Completes Share Repurchase Program

ASHEVILLE, N.C., July 14, 2016 /PRNewswire/ -- ASB Bancorp, Inc. (the "Company") (NASDAQ GM: ASBB) announced today that the Company completed its repurchase of 200,000 shares of its outstanding common stock under the repurchase program previously announced on July 1, 2016. The repurchase program was approved by the Company's Board of Directors, whereby the Company could repurchase up to 200,000 shares of its outstanding common stock as and when deemed appropriate by management and under any plan that may be deployed in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. A Rule 10b5-1 repurchase plan allowed the Company to repurchase its shares during a period when it would normally not be active in the market due to its internal trading blackout period. The repurchase program totaling 200,000 shares was completed under Rule 10b5-1 on July 11, 2016 at an average price of $24.62 per share. Following the completion of the repurchase, the Company had 3,787,322 shares outstanding.

ASB Bancorp is the parent company of Asheville Savings Bank, S.S.B., a North Carolina chartered stock savings bank offering traditional financial services through thirteen full-service banking centers located in Buncombe, Madison, McDowell, Henderson, and Transylvania counties in Western North Carolina and a loan production office in Charlotte, North Carolina. Originally chartered in 1936 and headquartered in Asheville, North Carolina, Asheville Savings Bank is locally managed with a focus on fostering strong relationships with its individual and business customers, its employees and the communities it serves.

Contact:	Suzanne S. DeFerie
President and Chief Executive Officer
(828) 254-7411

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